EXHIBIT 99.1   PRESS RELEASE


                         FIRST FEDERAL BANCSHARES, INC.

                              FOR IMMEDIATE RELEASE
                                NOVEMBER 14, 2006


                    FIRST FEDERAL BANCSHARES, INC. ANNOUNCES
                              3RD QUARTER EARNINGS


Colchester, Illinois - November 14, 2006 - First Federal Bancshares, Inc. (NASDAQ - FFBI), the holding company for First Federal Bank, announced net income of $154,000, or $.13 per basic share, for the quarter ended September 30, 2006 compared to $142,000, or $.13 per basic share, for the quarter ended September 30, 2005. The increase in net income was a result of an increase in noninterest income and decreases in the provision for loan losses and noninterest expense, partially offset by a decrease in net interest income due to a narrower interest rate spread. Diluted earnings per share were $.13 per share and $.12 per share for both periods, respectively. Net income for the nine months ended September 30, 2006 was $361,000, or $.31 per share, compared to $716,000, or $.62 per share for the nine months ended September 30, 2005. The primary factors for the decrease in net income were a decrease in net interest income due to a narrower interest rate spread, a decrease in noninterest income due to the absence of significant gains on the sale of securities in the current period and an increase in noninterest expense, partially offset by a decrease in the provision for loan losses.

Net interest income for the quarter ended September 30, 2006 totaled $1.7 million compared to $1.9 million for the prior year quarter. The decrease in net interest income was primarily a result of decreases in the net interest spread and the net interest margin from 2.17% and 2.31%, respectively, for the quarter ended September 30, 2005, to 1.79% and 2.03%, respectively, for the quarter ended September 30, 2006. The increase in the yield on interest-bearing liabilities exceeded the increase in the yield on interest-earning assets as interest-bearing liabilities repriced upward more quickly than interest-earning assets in reaction to the increasing short-term interest rate environment and the flat yield curve. The ratio of average interest-earning assets to average interest-bearing liabilities increased from 105.18% to 107.21% for the three-month periods ended September 30, 2005 and 2006, respectively.

The provision for loan losses was $24,000 for the quarter ended September 30, 2006 compared to $143,000 for the same period in 2005. The change was a result of lower net charge-offs in the current year period and a greater increase in commercial mortgages in the prior year period. Management considered the allowance for loan losses to be adequate during both periods.

Noninterest income was $302,000 for the quarter ended September 30, 2006 compared to $267,000 for the same period in 2005. The increase was primarily due to a $29,000 increase in service charges on deposit accounts, a $16,000 increase in other fee income and a slight increase in other income, partially offset by an increase of $13,000 in net loss on the sale of securities.

Noninterest expense was $1.7 million for the quarter ended September 30, 2006 compared to $1.8 million for the same prior year period. Compensation and benefits expense decreased $53,000 primarily due to decreases in health insurance premiums, ESOP expense and compensation costs, partially offset by increases in retirement fund costs and stock option expense. In addition, decreases of $10,000 were experienced in both advertising and other noninterest expense. Professional fees increased $22,000 while data processing expense increased $10,000 compared to the same quarter in 2005 due to the expiration of discounts resulting from a change in data processors during 2003. Small increases also occurred in occupancy and equipment and federal insurance premiums.

Total assets were $339.8 million at September 30, 2006 compared to $339.3 million at December 31, 2005. During the nine months ended September 30, 2006, cash and cash equivalents increased $5.7 million to $18.5 million. Loans receivable increased $9.5 million to $188.1 million primarily as a result of loans and participations purchased totaling $15.3 million offset by loans and participations sold totaling $2.3 million. Securities available-for-sale decreased $14.6 million to $122.4 million primarily as a result of the sale of securities available-for-sale of $15.7 million and principal paydowns on mortgage-backed securities of $9.6 million, partially offset by purchases of securities available-for-sale of $11.0 million.

Total liabilities were $317.9 million at September 30, 2006, from $318.0 million at December 31, 2005. The decrease in total liabilities primarily reflects a $3.4 million decrease in Federal Home Loan Bank advances partially offset by an increase in customer deposits of $3.1 million.

Shareholders' equity increased to $21.9 million at September 30, 2006 from $21.3 million at December 31, 2005. The increase in equity is partially due to net income of $361,000 and $116,000 from the exercise of stock options. Other items affecting equity include ESOP and stock awards earned, dividends paid, and stock option expense associated with the adoption of FAS 123R.

First Federal Bancshares, Inc. is headquartered in Colchester, Illinois with four additional full-service west-central Illinois branches located in Quincy
(2), Macomb, and Bushnell, and three additional full-service northeastern Missouri branches located in Palmyra, Canton, and Kahoka. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions, changes in accounting principles generally accepted in the United States of America, and policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                                 FIRST FEDERAL BANCSHARES, INC.
                                 SELECTED FINANCIAL INFORMATION

                                                            SEPTEMBER 30,                    DECEMBER 31,
                                                                2006                             2005
                                                                ----                             ----
                                                                       (Dollars in thousands)
SELECTED FINANCIAL CONDITION DATA
---------------------------------
Total assets                                                 $  339,823                      $   339,302
Cash and cash equivalents                                        18,513                           12,798
Loans receivable, net                                           188,070                          178,551
Securities available-for-sale, at fair value                    122,351                          137,023
Deposits                                                        294,327                          291,228
Federal Home Loan Bank advances                                  14,824                           18,188
Subordinated debentures                                           7,217                            7,217
Shareholders' equity                                             21,920                           21,315

                                                   THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                      SEPTEMBER 30,                      SEPTEMBER 30,
                                                 2006              2005             2006              2005
                                                 ----              ----             ----              ----
                                                       (Dollars in thousands, except per share data)
SELECTED OPERATIONS DATA
------------------------
Total interest income                         $   4,531         $   4,049         $  13,343        $  11,541
Total interest expense                            2,827             2,169             8,100            5,840
                                              ---------         ---------         ---------        ---------
Net interest income                               1,704             1,880             5,243            5,701
Provision for loan losses                            24               143                90              258
                                              ---------         ---------         ---------        ---------
Net interest income after provision
   for loan losses                                1,680             1,737             5,153            5,443
Noninterest income                                  302               267               873              971
Noninterest expense                               1,747             1,785             5,459            5,302
                                              ---------         ---------         ---------        ---------
Income before taxes                                 235               219               567            1,112
Income tax provision                                 81                77               206              396
                                              ---------         ---------         ---------        ---------
Net income                                    $     154         $     142         $     361        $     716
                                              =========         =========         =========        =========
Earnings per share
   Basic                                      $     .13         $     .13         $     .31        $     .62
   Diluted                                          .13               .12               .30              .59

                                                   THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                      SEPTEMBER 30,                      SEPTEMBER 30,
                                                 2006              2005             2006              2005
                                                 ----              ----             ----              ----

SELECTED FINANCIAL RATIOS (1)
Return on average assets                          .18 %             .17 %            .14 %             .29 %
Return on average equity                         2.98              2.53             2.29              4.17
Average equity to average assets                 6.07              6.75             6.11              7.07
Interest rate spread during the period           1.79              2.17             1.83              2.26
Net interest margin                              2.03              2.31             2.06              2.40
Operating (noninterest) expenses
   to average assets                             2.05              2.15             2.12              2.18
Efficiency ratio (2)                            86.23             82.85            89.13             82.20

                                                          AS OF                               AS OF
                                                    SEPTEMBER 30, 2006                 DECEMBER 31, 2005
                                                    ------------------                 -----------------

Non-performing assets to total assets                         .39%                               .40%

Book value per share (3)                               $    18.61                         $    18.42

Number of shares outstanding                            1,177,629                          1,157,049

(1)  All applicable quarterly ratios reflect annualized figures.
(2) Represents noninterest expense divided by net interest income plus noninterest income excluding gains on sales of securities and gain on sale of branch.
(3) Represents total equity divided by actual number of shares outstanding, which is exclusive of treasury stock and unearned ESOP shares.

Contact:
James J. Stebor
President and CEO
Phone: (309) 776-3225